Exhibit 23.3

Consent of Independent Auditors

We consent to the reference of our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of EQT Corporation for the registration of up to $3,868,879,000 of debt securities and to the incorporation by reference therein of our report dated February 20, 2024, with respect to the financial statements of Mountain Valley Pipeline, LLC – Series A included in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2023 and incorporated by reference in EQT Corporation’s Current Report on Form 8-K dated July 22, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

July 25, 2025